UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 7, 2017

MORNINGSTAR, INC.

(Exact name of registrant as specified in its charter)

Illinois (State or other jurisdiction of incorporation)	000-51280 (Commission File Number)	36-3297908 (I.R.S. Employer Identification No.)

22 West Washington Street
Chicago, Illinois	60602
(Address of principal executive offices)	(Zip Code)

(312) 696-6000

(Registrant’s telephone number, including
area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01. Regulation FD Disclosure.

The following information is included in this Current Report on Form 8-K as a result of Morningstar, Inc.’s policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on August 4, 2017.

Caution Concerning Forward-Looking Statements

This current report on Form 8-K contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others,

•                                            liability for any losses that result from an actual or claimed breach of our fiduciary duties;

•                                            failing to maintain and protect our brand, independence, and reputation;

•                                            failing to differentiate our products and continuously create innovative, proprietary research tools;

•                                            failing to respond to technological change, keep pace with new technology developments, or adopt a successful technology strategy;

•                                            trends in the asset management industry, including the increasing popularity of passively managed investment vehicles;

•                                            liability related to the storage of personal information related to individuals as well as portfolio and account-level information;

•                                            liability relating to the acquisition or redistribution of data or information we acquire or errors included therein;

•                                            compliance failures, regulatory action, or changes in laws applicable to our investment advisory or credit rating operations;

•                                            the failure of acquisitions and other investments to produce the results we anticipate;

•                                            downturns in the financial sector, global financial markets, and global economy;

•                                            the effect of market volatility on revenue from asset-based fees;

•                                            a prolonged outage of our database, technology-based products and services, or network facilities; and

•                                            challenges faced by our non-U.S. operations, including the concentration of data and development work at our offshore facilities in China and India.

Investor Questions and Answers: July 7, 2017

We encourage current shareholders, potential shareholders, and other interested parties to send questions to us in writing and make written responses available on a regular basis. The following answers respond to selected questions received through July 5, 2017.

If you would like to submit a question, please send an e-mail to investors@morningstar.com or write to us at the following address:

Morningstar, Inc.

Investor Relations

22 W. Washington

Chicago, IL 60602

Economic Moat

1.             How hard is it for competitors to offer independent research that could rival that of Morningstar, given proprietary research has been the key contributor to Morningstar’s brand moat source?

We face numerous competitors in the research area, including independent boutiques, investment consulting firms, and large sell-side houses. But what has differentiated us in the marketplace has been our combination of strong investor advocacy, breadth of coverage, and suite of proprietary analytics. We pioneered mutual-fund data and analysis in the 1980s and have consistently pounded the table for greater transparency, lower fees, and investor-first behavior. The credibility we’ve built with investors is one of our biggest assets and one that would be difficult to replicate. Our breadth of coverage on both funds (4,000 funds covered) and stocks (1,500 stocks) has also made us one of the largest—if not the largest—independent providers globally. To support this coverage, we have a large team of analysts, totaling about 300 globally. We’re therefore a natural choice for individual investors, financial advisors, and institutional investors who need high-quality independent research on a large pool of investments.

Our proprietary data assets and metrics have further set us apart. These proprietary metrics started with star ratings, fund categories, and style boxes, and have grown to encompass medalist ratings, equity fair values, and moat ratings, as well as quantitative ratings on 40,000 stocks and 9,500 funds. These metrics enrich not only our research reports, but also our databases, software, indexes, and investment management offerings.

2.             Would you say that your proprietary research is hard to replicate partly because Morningstar believes in long-term moat-driven investment philosophy?

Our moat-driven philosophy certainly helps differentiate our research—particularly our equity research—in the marketplace and is a big reason investors turn to us. We’re proud of the performance track record of our stock ratings since they launched in 2001, and we believe our long-term investment approach and focus on economic moats are key factors in that performance.

We’re able to assign moat ratings to 1,500 global companies because we have a large team of experienced equity analysts, and while it’s certainly possible for others to build such a team, the investment required to do that creates a barrier to entry. Thanks to our independence, we’re always able to put the investor first and advocate a long-term view; the incentives of many firms in the financial industry are, unfortunately, not so well-aligned with investors and prone to encourage performance chasing. Finally, the knowledge we’ve developed over the past 15 years around competitive advantage and how it applies to equity investing would be difficult to replicate, in our opinion.

Morningstar.com

3.             The premium memberships for Morningstar.com have been falling in the last couple of years. Even though the website doesn’t contribute as much revenue as other parts of the business such as Morningstar Data/Direct, could you please explain as to why the number of premium memberships was falling while number of unique visitors increased? And do you think this could be a sign that end customers (being individual investors) no longer value Morningstar’s proprietary research?

For the trailing 12 months ending March 31, 2017, we reported that total Premium Memberships for Morningstar.com in the United States were down about 1.3%, compared with a 1.6% increase in average monthly unique users.

Morningstar.com has always served a niche segment of highly engaged and active investors. Similar to other competitive subscription businesses, our business saw a decline in paying subscribers as the markets bottomed out during the financial crisis of 2008. Over the past several years, a move toward passive investing has shifted some investor focus from investment selection (which is a major part of the value proposition for the Premium service) to portfolio planning and asset allocation. But as with other investment-oriented subscription offerings targeted at individuals, we have not seen as significant a renewed interest in investing by the larger population as was the case in past market upswings.

At the same time, we’ve expanded our licensing efforts for Morningstar data, research, and reports to brokerage companies looking to enhance their online client engagement with more tools and analysis on their platforms. The individuals on those platforms can now access Morningstar data, research, and reports through these brokerage portals versus directly on Morningstar.com. When we make these decisions, we consider the potential negative impact of cannibalization on Morningstar.com subscriptions and price our offerings to reflect this possibility.

Despite some pressure on subscription growth, we believe that Morningstar.com continues to provide a unique and comprehensive offering to individuals and advisors to help them complete the tasks they are looking to fulfill. Over the last two years, we’ve been rolling out a revamped “jobs-focused” digital experience to engage a broader segment of the investing population. We’ve also started to see some more positive trends in subscription growth thanks to focused efforts on search engine marketing and improved targeting programs.

Finally, it’s worth noting that we also serve individuals through our Morningstar Retirement Manager offering. This is effectively our “robo-advisor” in the retirement space and currently reaches more than 1 million individuals who use our managed retirement accounts. Further, as a larger percentage of individuals choose to work with a financial advisor, we’ve invested in expanding our Morningstar Managed Portfolios offering as well.

Morningstar Indexes

4.             In your filings, the ‘Asset-Based Revenue’ line includes revenue from Morningstar Indexes. How large are the current assets under management for Morningstar Indexes and for Morningstar ETFs?

As of March 31, 2017, assets in all investable products based on Morningstar’s indexes totaled approximately $28.4 billion, and assets in ETFs based on Morningstar’s indexes totaled approximately $25.0 billion.

Market Share

5.             Among financial advisor, broker-dealer, and asset manager customers, what is your approximate market share for each of the Advisor Workstation, Direct, and Office product lines?

We don’t have precise numbers for market share at the product level, but we can give you some estimates for our level of penetration with the relevant audience for each product. We estimate that we currently reach approximately 60% of U.S.-based advisors through Morningstar Advisor Workstation and 9% through Morningstar Office. Our reach with financial advisors outside the United States varies by country but is significantly lower overall, leaving more room for potential growth. For Morningstar Direct, we estimate that we currently reach approximately two-thirds of large- and medium-sized asset management firms in the United States. We’re also increasingly targeting the wealth management market with Morningstar Direct and see a significant potential for expansion there.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORNINGSTAR, INC.

Date: July 7, 2017	By:	/s/ Kunal Kapoor
Kunal Kapoor
Chief Executive Officer and Interim Chief Financial Officer